Exhibit 10.8

Marketing and Technology Sub-Licensing Agreement

For

Taiwan Fast Plant Propagation Technology

The Marketing and Technology Sub-Licensing Agreement (the “Agreement”) for Taiwan Fast Plant Propagation Technology is entered into on October 22, 2010 by and between :-

BETWEEN:

(1)
Dragon Bright Mintai Botanical Technology Company Limited, a private company incorporated under the laws of Hong Kong having its operating office at No. 17-27, West Beiqing Road, Fengze District, Quanzhou City, Fujian Province, China.

hereinafter referred to as “Dragon Bright” or the “Licensor”.

AND:

(2)	China Agri-Tech Holdings Limited 中國植物科技控股有限公司, a private company incorporated under the laws of Hong Kong having its registered office at 14th Floor, Teda Building, 87 Wing Lok Street, Hong Kong,

hereinafter referred to as “China Agri-Tech” or the “Licensee”.

RECITALS

WHEREAS, by Taiwan Fast Plant Propagation Technology Exclusive License Agreement dated July 1, 2010 (the “TFPPT agreement”), Mr. CHANG, Cho-Po grants Ms. TSAI, Hsui Ping a worldwide exclusive license, including the right to sub-license, with respect to all Intellectual Property Rights in and to the Patentable Technology known as Taiwan Fast Plant Propagation Technology (臺灣植物快速繁植法). (See a Certified True copy of the TFPPT agreement and its subsequent Addendum(s) in Appendix A and Appendix B respectively)

WHEREAS, by an Assignment dated July 20, 2010 (the “Assignment”), Ms. TSAI, Hsui Ping assigns and transfers to the Dragon Bright all of her right, title and interest in and to all Taiwan Fast Plant Propagation Technology (臺灣植物快速繁植法) Patentable Technology as set forth in EXHIBIT B and all other terms and conditions of the TFPPT agreement in Appendix A. (See a Certified True copy of the assignment in Appendix C)

WHEREAS, the Licensee is engaged in commercialization of agricultural and botanical technology, and

WHEREAS, the parties agree that the Licensee shall develop, market, distribute, sell, deliver and commercially exploit the applications of Fast Plant Propagation Technology (臺灣植物快速繁植法) within the Territory in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration from each to the other, the receipt and sufficiency of which are hereby acknowledged by the Parties, it is hereby agreed as follows:

ARTICLE 1

DEFINITIONS

1.1
Definitions.  In this Agreement, including the Recitals, unless the context otherwise requires the following terms shall have the meanings provided below.  Other terms defined in the text of the Agreement shall have the meanings ascribed to them throughout this Agreement:-

"Affiliate" shall mean (i) in the case of an entity who is not a natural person, any other entity that directly or indirectly controls, is controlled by or is under common control with the subject entity and (ii) in the case of a natural person, any other Person that directly or indirectly be controlled by the subject entity or is a relative of such person.  In the case of an investor, the term "Affiliate" includes (v) any shareholder of the investors, (w) any of such shareholder's general partners or limited partners, (x) the fund manager managing such shareholder (and general partners, limited partners and officers thereof) and (y) trusts be controlled by or for the benefit of any such individuals referred to in (w) or (x).  As used in connection with Affiliate, "control" of an entity means (i) ownership of more than 50% of the shares in issue or other existing interests or registered capital of such entity or (ii) the power to direct the management or policies of such entity, whether through the ownership of more than 50% of the voting power of such entity, through the power to appoint a majority of the members of the board of directors or similar governing body of such entity, through contractual arrangements or otherwise.

"Agreement'' shall mean this Marketing and Technology Sub-Licensing Agreement for Taiwan Fast Plant Propagation Technology;

"Clients" shall mean any end user or customers of any type who purchase the Licensed Product or other application of Taiwan Fast Plant Propagation Technology;

"Effective date" shall mean the date first set out above.

"Revenue" shall mean all dollar amounts charged to Clients or generated from the use and applications of Taiwan Fast Plant Propagation Technology, but shall not include amounts charged for equipments shipping, insurance, import or export duties, fees or levies on sales, goods and services, value added or other value added taxes attributable to the provision of the above items;

“Patentable Technology” means the Taiwan Fast Plant Propagation Technology described in the Attached Exhibit A and B hereof together with its Proprietary Rights.

“Enhancement” shall include any modification, change or addition to the Technology made during the period of exclusivity provided for in Section 2 herein.

“Intellectual Property Rights” includes Taiwan Fast Plant Propagation Technology and its components (In-house developed and formulated organic fertilizer, Aeroponics Cultivation Systems and Stereoscopic Cultivation Method), including applications for any of the foregoing, as well as copyright, design rights, know-how, confidential information, trade secrets and any other similar rights in any country.

“Proprietary Rights” shall mean unregistered or unregistrable intellectual property rights, trade secrets, methods, processes, applications, technology, research, data, materials, means of manufacture, proprietary and confidential information and any other materials with commercial value relating to the Patentable Technology that are or may be individually, jointly or severally developed or improved by the Licensor and are not publicly available, disclosed or known.

“Know-how” means any know-how developed or owned by the Licensor regarding the Taiwan Fast Plant Propagation Technology or its applications.

“Technology” shall mean, collectively, the Patentable Technology and the Know-how.

“CDM” means Clean Development Mechanism, is an arrangement under the Kyoto Protocol allowing industrialised countries with a greenhouse gas reduction commitment to invest in ventures that reduce emissions in developing countries as an alternative to more expensive emission reductions in their own countries.  A crucial feature of an approved CDM carbon project is that it has established that the planned reductions would not occur without the additional incentive provided by emission reductions credits, a concept known as “additionally”. The CDM allows net global greenhouse gas emissions to be reduced at a much lower global cost by financing emissions reduction projects in developing countries where costs are lower than in industrialized countries. However, in recent years, criticism against the mechanism has increased.  The CDM is supervised by the CDM Executive Board (CDM EB) and is under the guidance of the Conference of the Parties (COP/MOP) of the United Nations Framework Convention on Climate Change (UNFCCC).

"Territory" shall mean the province of Hainan (海南省) in China;

1.2	References to Clauses are references to clauses or sub-clauses of this Agreement.
1.3	Headings are for ease of reference only and do not form part of this Agreement.
1.4	Reference to an appendix in this Agreement is to an appendix of this Agreement unless otherwise stated. Appendixes form part of this Agreement.
1.5	Reference to any ordinance, regulation or other statutory provision includes reference to such ordinance or regulation or provision as modified, codified or re-enacted.
1.6	Reference to any “party” or “parties” are reference to the “party” or “parties” to this Agreement.
1.7	In this Agreement, words denoting the singular include the plural and vice versa, words denoting one gender include all genders and words denoting persons include corporations and vice versa.

ARTICLE 2

COVENANTS, REPRESENTATIONS AND WARRANTIES OF THE LICENSOR

2.1         Dragon Bright hereby represents, warrants and covenants in favour of the Licensee that:

(a)	Dragon Bright is a duly registered corporation in good standing in the jurisdiction in which it is formed;

(b)
That Dragon Bright has the full right, power, capacity and authority to enter into this Agreement without the consent, approval, permission, license or concurrence of any third party and holds sufficient rights to grant the sub-licenses under Agreements and Assignment in appendixes A to C as hereby attached. Dragon Bright’s performance of the duties, obligations and responsibilities under this Agreement does not and will not be in conflict with or violate terms of any other binding deed, instrument, agreement or contract upon him;

(c)
this Agreement when duly executed and delivered constitutes his legal, valid and binding obligation enforceable against Dragon Bright in accordance with its terms and conditions and subject to applicable laws, rules and regulations;

(d)	Dragon Bright is unaware of any encumbrance or lien against the Taiwan Fast Plant Propagation Technology by any third party;

(e)
Dragon Bright has the exclusive right to market, distribute, sell and grant to the Licensee the sub-licensing right to exploit, and license to end users, Taiwan Fast Plant Propagation Technology without infringement of the patent, copyright, trade-mark, trade secret or other intellectual property rights of any third party; and

(f)	Dragon Bright has undertaken all reasonable steps to protect the proprietary rights to Taiwan Fast Plant Propagation Technology.

ARTICLE 3

COVENANTS, REPRESENTATIONS AND WARRANTIES OF THE LICENSEE

3	The Licensee hereby represents, warrants and covenants to the Licensor that:

(a)	it is a duly registered corporation in good standing in the jurisdiction in which it is formed;

(b)
it has the full right, power, capacity and authority to enter into this Agreement without the consent, approval, permission, license or concurrence of any third party, and that its performance of the duties, obligations and responsibilities under this Agreement does not and will not be in conflict with or violate terms of any other binding deed, instrument, agreement or contract upon him;

(c)
this Agreement when duly executed and delivered constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms and conditions and subject to applicable laws, rules and regulations;

(d)	it intends for its shares to be quoted on the OTC Bulletin Board (“OTCBB”) or to be listed on The Hong Kong Stock Exchange or other stock exchange markets in the near future;

(e)	it has access to adequate working capital and has extensive experience in the private and public domain dealing with shareholders, investors and regulatory requirements;

(f)
it has extensive management experience and can assemble a team of experienced professionals to market and distribute the applications of Taiwan Fast Plant Propagation Technology to customers in commercial markets in the Territory; and

(g)	it has and shall dedicate sufficient capital, personnel to fully exploit the commercial applications of Taiwan Fast Plant Propagation Technology in the Territory.

  ARTICLE 4

LICENSE, LIMITATIONS, SUB-LICENSING AND TERMS

4.1	Marketing and Technology Sub-Licensing Rights

(a)
Dragon Bright hereby grants to the Licensee the sub-license to market, promote, advertise, offer to sell, sell, lease or import products and services embodying Taiwan Fast Plant Propagation Technology in the Territory.

(b)
Dragon Bright hereby grants the Licensee the sub-license to make, use of, sub-license and otherwise exploit commercially products, services, processes, methods, materials from the inventions, ideas and information embodied in or derived from Taiwan Fast Plant Propagation Technology and to exploit applications of Taiwan Fast Plant Propagation Technology commercially during the Term exclusively in the Territory, subject to the terms, conditions and restrictions contained in this Agreement.

4.2           Limitations of Grant

(a)
The Licensee recognizes that there is great value to the Licensor and the original owner or inventors in the applications of Taiwan Fast Plant Propagation Technology and the goodwill associated therewith; that nothing contained in this Agreement gives the Licensee any interest or property rights therein except as specifically set forth in this Agreement; and that all goodwill arising as a result of the use thereof by the Licensee shall inure solely to the benefit of the Licensor or the original inventors. The Licensee shall not, during the Term of this Agreement or thereafter, directly or indirectly, assert any interest or property rights in Taiwan Fast Plant Propagation Technology.

(b)
Although the Licensee has an obligation under this Agreement to co-operate fully and in good faith with the Licensor for the purpose of maintaining, securing and preserving the Licensor, the original inventors or developers’ rights in and to the Patentable Technology, nothing contained in this Agreement shall be construed as an assignment or grant to the Licensee of any right, title or interest therein and all rights relating thereto being reserved by the Licensor or the original inventors or developers, except for the rights granted hereunder.

(c)
The Licensee hereby assigns, transfers and conveys to the Licensor any copyrights, trade-marks, patents, trade secrets, goodwill, or other rights in and to modifications of Taiwan Fast Plant Propagation Technology developed by the Licensee which may be obtained by the Licensee or which may vest to the Licensee, and the Licensee shall execute any instruments reasonably requested by the Licensor to accomplish or confirm the foregoing.  If the Licensor terminate this Agreement and if the Licensor intends to utilize the trade-marks, copyrights or other rights, the Licensor shall reimburse the Licensee for all costs incurred in obtaining such copyrights, trade-marks, patents, trade secrets, goodwill, and other rights in and to Taiwan Fast Plant Propagation Technology. Any such assignment, transfer or conveyance shall be without other consideration other than the mutual covenants and consideration set out in this Agreement and all such rights that are assigned, transferred or conveyed shall be licensed to the Licensee as part of Taiwan Fast Plant Propagation Technology pursuant to the terms of this Agreement.

(d)
The Licensee shall, at the expense of the Licensor, assist the Licensor to the extent reasonably required in the protection of the Proprietary Rights and any element thereof.  The Licensee shall notify the Licensor in writing of any infringements or imitations thereof by others that may come to its attention and the Licensor shall have the sole right to determine whether or not it shall take any action on account of such infringements or imitations. The Licensor shall communicate their determination to the Licensee.

(e)
If the Licensor advises the Licensee that it will not take action in respect of a third party infringement or imitation, the Licensee may, at the Licensee's sole option and upon provision of notice to the Licensor, take such action as it deems necessary to protect the Proprietary Rights.  All costs and expenses, including legal fees, incurred in connection with any such suits which are so instituted by the Licensee shall be borne by the Licensee and any damages awarded in connection with any such suit against a third party shall be retained solely by the Licensee.  The Licensee shall undertake and control the prosecution of such suits using counsel reasonably approved by the Licensor, and such counsel shall regularly inform the Licensor concerning the strategy and tactics thereof.  The Licensor shall have the right to participate and represent its interests through other counsel of its own choosing.  If any Party elects to participate through such other counsel in any proceedings referenced above that are initiated by another Party, the Party retaining such other counsel shall pay the costs of such other counsel ; and

(f)	The Licensor shall, throughout the Term, use reasonable efforts to assist the Licensee in exercising its rights herein.

4.3           Authority to Sub-License

The Licensee may sublicense all or a portion of the rights granted hereunder to a third party in the Territory provided that:-

(a)
The Licensee notifies the Licensor in writing of any proposed sublicense to be issued prior to the sublicense being offered by the Licensee and the sub-licensee, and provides the Licensor with a true and correct copy of a proposed agreement for approval by the Licensor in compliance to terms as set out in 4.3 (b) below. The Licensor agrees to confirm such approval within four working days after the receipt of such agreement.  Unless the Licensor objects in writing within such four working days period, the Licensee may enter into the proposed sublicense agreement; and

(b)	Any such sublicense shall be made pursuant to a written agreement that is consistent with the terms, conditions and restrictions of the grant of license to the Licensee under this Agreement.

4.4           Term of Agreement

The term ("Term") of this Agreement shall be the period of twenty (20) years or a shorter period commencing on the Effective Date, subject to early termination as provided for herein and Assignment and Agreements executed as per Appendix A to C as attachment to this Agreement, that is consistent with the terms, conditions and restrictions of the grant of license to the Licensor.

ARTICLE 5

FEES AND OTHER CONSIDERATION

5.1           In consideration for the rights granted in this Agreement:

(a)
The Licensee shall pay to the Licensor as royalty fees ("Fees"), an amount equaling eight percent (8%) of all Revenues received by the Licensee from the sale of goods or services using Taiwan Fast Plant Propagation Technology or any portion thereof (“Licensed Products”).  The Fees shall be calculated and paid within thirty days from the end of each calendar quarter during the Term. The Licensee shall pay minimum fixed royalty fees of HK$1,000,000 per annum starting at the end of the third year after execution of this agreement; and

(b)
Subject to mutual satisfactory negotiation by parties and at Licensor’s sole discretion, Dragon Bright agrees to accept a lower or reduced percentage on royalty or the minimum annual fixed royalty fee, which shall become payable as stipulated in 5.1 (a) above, provided the licensee does not make any annual gross profits, which is to be confirmed by the audited financial statements in the prevailing year. Upon confirmation of a reduced percentage on royalty, difference or credit to total fees payable is to be adjusted in the next calendar quarter during the term.

(c)
The Licensee agrees to raise a minimum of HK$10,000,000.00 as working capital and start the process of submitting a prospectus or resale registration statement to SEC or other relevant regulatory authority for application to quote, list or trade its selling shares on OTCBB or any stock exchange either in North America or in Hong Kong on or before October 30, 2011.

5.2	Payment of Fees

(a)
All Fees due the Licensor hereunder shall accrue upon the sale of Licensed Products.  For the purpose of this Agreement, Licensed Products shall be considered sold on the date on which the Licensee receives payment;

(b)
If the Licensee sells a Licensed Product to an affiliated person, regardless of the actual sales price, for the purpose of calculating the Fees, the Licensee’s standard price for the Licensed Product sold shall be used.

(c)
With the exception of sales or value added tax, goods and services and other commodity or capital assets taxes payable by Clients as a result of acquiring a sublicense to use  Taiwan Fast Plant Propagation Technology, there shall be no deduction from the management fees for fees, assessments, impositions, currency conversion charges, payments or expenses of any kind which may be incurred, paid or withheld by the Licensee in connection with the fees payments hereunder or with the sale, distribution or marketing of  Taiwan Fast Plant Propagation Technology or with the transfer of funds or fees;

(d)
The Licensee shall furnish the Licensor at the time it makes payment of Fees hereunder a full and complete statement, duly certified by an authorized officer of the Licensee to be true and accurate, which statement shall show the exact details of the sub-licenses to use the  Taiwan Fast Plant Propagation Technology that were sold hereunder during the preceding calendar quarter, together with such additional information the Licensor may from time to time reasonably request to the marketing, advertising, sale, implementation or other use of the Technology by the Licensee;

(e)
The receipt or acceptance by the Licensor of any of the statements furnished pursuant to this Agreement, or any of the royalties paid hereunder shall not preclude the Licensor from questioning the correctness thereof for a period of up to one (1) year after the date of the payment of such royalty.  In the event that any inconsistencies or mistakes are discovered in such statements or payments, they shall immediately be rectified and the appropriate payment made by the Licensee to the Licensor or if the Licensee has overpaid the Licensor, the amount of any overpayment shall be deducted by the Licensee from future payments due;

(f)
In the event that any monetary obligations of any nature owed by the Licensee to the Licensor are not paid when due, the Licensee shall, in addition to the unpaid monetary obligations, pay to the Licensor interest on such unpaid amount at an annual rate equal to 2% in excess of the prime rate of the The Hongkong and Shanghai Banking Corporation charged to its most credit worthy commercial customers in effect from time to time until such monies are paid; and

(g)	All amounts payable pursuant to this Agreement shall be paid in Hong Kong dollars unless otherwise noted or mutually agreed upon.

5.3
The Licensee shall keep full and accurate books of account and all documents and other materials relating to this Agreement and the subject matter hereof at the Licensee's principal office at all times during the Term and for two (2) years thereafter.  The Licensor or their duly authorized agents or representatives shall have the right, upon provision of reasonable notice, to examine such books, documents and other material, and shall have full and free access thereto during all normal business hours, and shall be at liberty to make copies of all or any part of such books, documents and other material.  The Licensor acknowledges that such records are strictly confidential, and agrees that neither the Licensor nor its agents or representatives shall reveal any or all such records to third parties except insofar as necessary to enforce the Licensor's rights under this Agreement or to register, protect and enforce the Licensor's rights in  Taiwan Fast Plant Propagation Technology.

ARTICLE 6

INDEMNIFICATION AND INSURANCE

6.1           Indemnification by Licensee

The Licensee shall defend, indemnify and hold the Licensor harmless from any and all claims, liabilities, judgments, penalties, losses, costs, damages and expenses (including reasonable legal and professional fees whether or not litigation is instituted) suffered or incurred by the Licensor by reason of any breach by Licensee of its representations, covenants or warranties under this Agreement.

6.2           Indemnification by the Licensor

The Licensor shall jointly and severally defend, indemnify and hold the Licensee harmless from any and all claims, liabilities, judgments, penalties, losses, costs, damages and expenses (including reasonable legal and professional fees whether or not litigation is instituted) suffered or incurred by Licensee by reason of any breach by the Licensor of their representations, covenants or warranties under this Agreement, or by reason of any third party claims for negligence, personal injury, death or property damage arising out of the use of  Taiwan Fast Plant Propagation Technology or by reason of infringement by  Taiwan Fast Plant Propagation Technology of third party intellectual property rights.

6.3           Liability Insurance.

The Licensor and the Licensee shall each maintain during the Term at their own expense, commercial general liability insurance from a recognized insurance company providing protection in an amount sufficient to provide a level of protection consistent with customary practice in the applications of Taiwan Fast Plant Propagation Technology in the market of a particular industry of a defined country or Territory.  If either Party is in breach of this covenant, the Party not in breach, may, but is not obligated to, take out and maintain such insurance in the name of the Party in breach and in such event the Party in breach shall promptly reimburse the Party taking out and maintaining such insurance for the costs incurred in doing so.

ARTICLE 7

BREACH AND TERMINATION

7.1   Termination by the Licensor upon Notice

If Licensee materially breaches any of the material terms of this Agreement and Licensee fails to cure any such breach or make efforts to cure such breach to the Licensor' reasonable satisfaction within thirty (30) days after receiving written notice from the Licensor specifying the particulars of the breach, the Licensor shall have the right to terminate this Agreement effective immediately upon written notice thereof to the Licensee.

(a)           Insolvency of the Licensee

If the Licensee becomes insolvent, files a voluntary petition for wounding up, makes an assignment for the benefit of its creditors or is placed in receivership, if it liquidates its business in any manner whatsoever, or an involuntary petition to wound up is filed against it and the same remains undischarged or is not dismissed within a period of 90 days, or if the Licensee abandons the marketing and distribution of Licensed Products for a continuous period of 12 months, then in any such case the Licensor shall have the right, if it so elects, to terminate this Agreement effective immediately upon written notice to the Licensee, its receivers, trustees, assignees and other representatives, as applicable.

(b)           Rights upon Termination

Termination of this Agreement shall be without prejudice to any rights or claims that any Party may otherwise have against the other.  Upon the termination of this Agreement, all royalties on sales theretofore made shall be payable to the Licensor within thirty (30) days after the end of the month during which this Agreement was terminated.

(c)           Obligations of the Licensee upon Termination

Upon the expiration or sooner termination of this Agreement, the Licensee shall immediately discontinue all new business activities related to  Taiwan Fast Plant Propagation Technology, including the sales and distribution of the Licensed Products, but shall continue, at its sole option, to provide support to existing Clients and such termination shall not affect any licenses to use the Licensed Products already granted to Clients prior to such termination.  However, the Licensee shall immediately assign and transfer the benefit of such sublicense to the Licensor.

7.2           Termination by the Licensee upon Notice

(a)	The Licensee may at any time terminate this Agreement by giving at least one hundred and eighty (180) days prior written notice to the Licensor.

(b)
The Licensee may terminate this Agreement immediately by giving written notice to the Licensor if the Licensor materially breaches any of the material terms of this Agreement and fails to cure any such breach or make efforts to cure such breach to the Licensee's reasonable satisfaction within thirty (30) days after receiving written notice from the Licensee specifying the particulars of the breach.  If any of the Licensor becomes an ''insolvent person'' as defined in the relevant bankruptcy legislation of the jurisdiction where the Licensor resides or is registered, files a voluntary petition for bankruptcy, makes an assignment for the benefit of its creditors or is placed in receivership, if it liquidates its business in any manner whatsoever, or an involuntary petition of bankruptcy is filed against it and the same remains non-discharged or is not dismissed within a period of 90 days, or if any of the Licensor abandons research and development efforts for  Taiwan Fast Plant Propagation Technology for a continuous period of 12 months, then in any such case the Licensee shall have the right, if it so elects, to terminate this Agreement effective immediately upon written notice to the Licensor, its receivers, trustees, assignees and other representatives, as applicable.

ARTICLE 8

MISCELLANEOUS

8.1           No Joint Venture

The Parties are independent contractors and nothing herein contained shall be construed so as to make the Parties hereto partners or joint venture participants or to create a relationship of franchiser franchisee, employer employee or principal agent or to permit any Party to bind the other Parties to any agreement or commitment, other than as expressly set out herein.

8.2           Disputes

In the event of any dispute, claim, question or disagreement arising from or relating to this Agreement or the breach thereof, the parties thereto shall use their best efforts to settle the dispute, claim, question or disagreement.  To this effect, they shall consult and negotiate with each other in good faith and recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties.  If they do not reach such solution within a period of sixty (60) days, then, upon notice by either party to the other, all disputes, claims, questions, or differences shall be finally settled by arbitration at the Hong Kong International Arbitration Centre under the commercial arbitration rules then in effect.

8.3           Notices and Other Communications

Notices or other communications to be given by any party concerning this Agreement may be delivered personally or sent by registered airmail or postage prepaid, by a recognized courier service or by facsimile transmission to the address of such party set forth below.  The date on which notices shall be considered given shall be determined as follows:

(a)	Notices given by personal delivery shall be deemed effectively given on the date of personal delivery.
(b)	Notices given by registered airmail shall be deemed effectively given on the seventh (7th) day after the date on which it is mailed (as indicated by the postmark).
(c)	Notices given by courier shall be deemed effectively given on the third (3rd) day after they were sent by internationally recognized courier service.
(d)	Notices given by facsimile transmission shall be deemed effectively given on the first business day following the date of successful transmission and receipt.

For the purpose of notices, the addresses of the parties are as follows:

Licensor	Licensee
Dragon Bright Mintai Botanical	China Agri-Tech Holdings Limited
Technology Company Limited

Unit 830, 289 Taiwan Street,	14th Floor, Teda Building,
Huli District, Xiamen City,	87 Wing Lok Street,
Fujian Province, China	Hong Kong, China

Attention: Mr. Philip Chi Hung ANG	Attention: Mr. John CHEN

A party may at any time change its address for service by notice in writing delivered to the other parties in accordance with the terms hereof.

8.4           Severability

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement should be prohibited, invalid or otherwise unenforceable under applicable law, such provision shall be deemed severed from this Agreement and the remaining provisions of this Agreement shall remain in full force and effect.

8.5           Further Assurances

The Parties hereto shall each perform such acts, execute and deliver such instruments and documents, and do all such other things as may be reasonably necessary to accomplish the transactions contemplated in this Agreement.

8.6           Expenses

The Parties hereto shall each bear their own costs and expenses (including legal costs) incurred in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby.

8.7           Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Hong Kong, excluding its conflict of laws rules.  In the event of any dispute or proceeding hereunder the Parties hereby submit to the exclusive jurisdiction of the Courts of Hong Kong.

8.8           Entire Agreement

This Agreement sets forth the entire understanding and supersedes all prior and contemporaneous agreements among the Parties relating to the subject matter contained herein and merges all prior and contemporaneous discussions among them, and no Party shall be bound by any definition, condition, representation, warranty, covenant or provision other than as expressly stated in or contemplated by this Agreement or as subsequently shall be set forth in writing and executed by a duly authorized representative of the Party to be bound thereby.

8.9           Assignability

Neither this Agreement nor any right or obligation hereunder is assignable in whole nor in part, whether by operation of law or otherwise, by any Party without the express written consent of the other Parties and any such attempted assignment shall be void and unenforceable.  No Party shall unreasonably withhold or delay such consent if requested.

8.10         No Waiver of Rights

All waivers hereunder must be made in writing, and failure at any time to require the other Party's performance of any obligation under this Agreement shall not affect the right to subsequently require performance of that obligation.  Any waiver of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision or a waiver or modification of the provision.

8.11         Legal Fees

If any action or proceeding shall be commenced to enforce this Agreement or any right arising in connection with this Agreement, the prevailing Party in such action or proceeding shall be entitled to recover from the other Party, the reasonable legal costs and expenses incurred by such prevailing Party in connection with such action or proceeding.

8.12         Counterparts

This Agreement may be executed by electronic means and in any number of counterparts and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute only one and the same instrument.

8.13         Good Faith

Each Party agrees and acknowledges that in making this Agreement it is relying on each other's good faith and co-operation in performing its obligations fully and in a manner which facilitates the successful marketing, sales and implementation of the Technologies.  The Parties recognize the importance of their continuing close co-operation and communication in accomplishing the intentions and goals of this Agreement and shall use their reasonable commercial efforts to work together to achieve it.

8.14         Unavoidable Delay

No Party shall be deemed to be in default in respect of the performance of any of the terms, covenants or obligations applicable to such Party herein, if any failure or delay in such performance is due to any strike, lockout, civil commotion, act of terrorism, war, war-like operation, invasion, hostilities, sabotage, natural disaster, Act of God, governmental regulation, control or decree, or other cause beyond the reasonable control of such Party.

8.15         Binding Effect

Subject to the restrictions on assignability contained herein, this Agreement is binding on and shall inure to the benefit of the Parties hereto and their respective authorized heirs, executors, administrators, successors, and assigns.

8.16	Confidentiality

(a)
Each party agrees and undertakes that during the term of this Agreement and thereafter it shall keep confidential and shall not use for its own purposes, nor without the prior written consent of the other party disclose to any third party, all information of a confidential nature (including, without limitation, information relating to a party’s products, operations, processes, plans or intentions, product information, know-how, design rights, trade secrets and information of commercial value) which may become known to that party from the other party (Confidential Information), unless the information is public knowledge or already known to that party at the time of disclosure or subsequently becomes public knowledge other than by breach of this Agreement or subsequently comes lawfully into the possession of that party from a third party.

(b)
To the extent necessary to implement the provisions of this Agreement, each party may disclose Confidential Information to those of its employees as may be reasonably necessary or desirable, provided that before any such disclosure each party shall make those employees aware of its obligations of confidentiality under this Agreement and shall at all times procure compliance by those employees with them.

(c)	Information shall not be considered as Confidential Information to the extent that it can be established by the receiving Party by competent proof that such Confidential Information:

(1)	was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(2)	was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(3)	became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or

(4)	was disclosed to the receiving Party, other than under an obligation of confidentiality, by a third party who had no obligation to the disclosing Party not to disclose such information to others.

8.17	Continuing Obligations

All obligations of this Agreement which expressly or by their nature survive the expiration and termination of the Agreement will continue in full force and effect after the expiration or termination of the Agreement until they are satisfied in full or by their nature expire.

AS WITNESS whereof the parties hereto have caused this Agreement to be duly executed by their authorised representative on the date on the first page of this Agreement.

SIGNED by John CHAN	)
Director	)
for and on behalf of China Agri-Tech Holdings Limited	) /S/ John Chan ) )
in the presence of :-)
/s/ CHIU Wai Choi Stable	)
…………………………………………..	)

SIGNED by HO Lai Lai Anita	)
Director	)
for and on behalf of	) /S/ HO Lai Lai Anita
Dragon Bright Mintai Botanical	)
Technology Company Limited	)
in the presence of :-	) )
/s/ ANG Chi Hung Philip …………………………………………..	) )

Appendix A

TAIWAN FAST PLANT PROPAGATION TECHNOLOGY
EXCLUSIVE LICENSE AGREEMENT
臺灣植物快速繁植法獨家使用權許可協議

This Exclusive License Agreement (“the Agreement”) is effetive July 1, 2010.
此獨家使用權許可協議 (以下簡稱「協議」)於2010年7月1日正式生效。

BETWEEN 介於:
Mr. CHANG, Cho-Po (the “Licensor”), an individual (Republic of China Passport number: 210509619), with his main address located at Apartment NO. 6, Lane NO. 13, Wu Ding Li, Chao Zhou Town, Ping Dong County, TAIWAN.

CHANG, Cho-Po先生 (下稱「許可者」), 獨立人士 (中華民國護照號碼: 210509619), 他的主要地址位於台灣屏東縣潮州鎮, 武丁里13巷6號

AND及:
Ms. TSAI, Hsui Ping (the “Licensee”), an individual (Hong Kong Permanent Identity Card number: A340436(9)), with her main address located at Suite A2, 9th Floor, Wing Tak Mansion, 17 Sharp Street West, Hong Kong.

TSAI, Hsui Ping 小姐 (下稱「獲許可者」), 獨立人士 (香港永久性居民身份證號碼: A340436(9)), 她的主要地址位於香港霎西街17號永德大廈9樓A2室

RECITALS 陳述

A.
Licensor has developed a certain new and useful Technology (the “Patentable Technology”) and its related proprietary rights (“Proprietary Rights”) of which are described in Exhibit A and is the sole and exclusive owner of the Patentable Technology and has the sole and exclusive right to grant licenses of such Patentable Technology.  許可者開發了一項於陳述A中記述的嶄新及實用技術 (下稱「可申請專利的技術」)及其相關的所有權 (下稱「專有權利」), 並為擁有該可申請專利的技術唯一許可者, 及為唯一有權授與該可申請專利的技術許可證的許可者。

B.
Licensor desires to have the Patentable Technology perfected and marketed at the earliest possible time in order that products resulting wherefrom may be available for public use and benefit.  許可者希望能於最短的時間內優化及銷售該可申請專利的技術, 好讓以此技術生產的產品可供大眾使用及受惠。

C.
Without admitting the validity of the above-mentioned Patentable Technology ownership, but solely for commercial purposes, the Licensee wishes to acquire the exclusive right and license to manufacture, sell and use apparatus embodying, employing and containing the Patentable Technology and for commercialization of this technology globally.  獲許可者於沒有承認上述可申請專利的技術之真確性的情況下, 單純以商業目的考慮, 獲許可者希望取得該可申請專利的技術的獨家權利及許可權, 包括生產, 銷售及使用能體現, 運用及包含該可申請專利的技術的設備, 於全球對該可申請專利的技術進行商業化。

In consideration of the matters described above, and of the mutual benefits and obligations set forth in this agreement, the parties agree as follows:  考慮到上述各項及於此協議訂立的共同利益及責任, 雙方現達成協議如下：

1. DEFINITIONS釋義

When used in this Agreement, the following terms shall have the respective meanings indicated herein:  使用此協議時, 下列詞彙應具備以下涵義:

“Patentable Technology” means, collectively, those Taiwan Fast Plant Propagation Technology described in the Attached Exhibit A hereof together with its Proprietary Rights.  「可申請專利的技術」指包括於陳述A中記述的臺灣植物快速繁植法及其所專有權利。

“Enhancement” shall include any modification, change or addition to the Technology made during the period of exclusivity provided for in Section 2 herein.  「優化」包括於本協議第二部分註明之獨家使用期間, 對該技術所做的任何改良, 變更或附加技術。

“Intellectual Property Rights” includes Taiwan Fast Plant Propagation Technology and its components (In-house Research and Development Organic Fertilizer, Anhydrous Soilless Cultivation Method and Stereoscopic Cultivation Method), including applications for any of the foregoing, as well as copyright, design rights, know-how, confidential information, trade secrets and any other similar rights in any country.  「知識產權」包括臺灣植物快速繁植法及其餘之組成部份 (自主研發有機肥料, 無水無土種植法及耕地立體種植法), 包括其中任何前述的應用, 與及專利, 設計權, 專業知識, 機密資料, 商業機密及於任何國家其他相類似之權利。

“Proprietary Rights” shall mean unregistered or unregistrable intellectual property rights, trade secrets, methods, processes, applications, technology, research, data, materials, means of manufacture, proprietary and confidential information and any other materials with commercial value relating to the Patentable Technology that are or may be individually, jointly or severally developed or improved by the Licensor and are not publicly available, disclosed or known.  「專有權利」指所有未註冊或不能註冊的知識產權, 商業機密, 方法, 步驟, 應用, 技術, 研究, 數據, 物料, 製作方式, 專利及保密資料, 與及其他尚未公開可用, 披露或公佈的任何與專利性技術有關, 具有商業價值的物料, 其中包括由許可者個人, 共同或各自開發或優化的物料。

“Know-how” means any know-how developed or owned by the Licensor regarding the Taiwan Fast Plant Propagation Technology or its applications. 「專業知識」指任何由許可者開發及擁有關於臺灣植物快速繁植法的方法及其應用的專業知識。

“Technology” shall mean, collectively, the Patentable Technology and the Know-how. 「技術」指包括可申請專利的技術及相關的專業知識。

“CDM” means Clean Development Mechanism, is an arrangement under the Kyoto Protocol allowing industrialised countries with a greenhouse gas reduction commitment to invest in ventures that reduce emissions in developing countries as an alternative to more expensive emission reductions in their own countries.  「CDM」指清潔發展機制, 是京都議定書中, 一個讓發達國家以投資發展中國家的溫室氣體減排項目, 代替發達國家於其本國需用更貴的方法減排的機制。A crucial feature of an approved CDM carbon project is that it has established that the planned reductions would not occur without the additional incentive provided by emission reductions credits, a concept known as “additionally”.  已批准的CDM減碳項目有一個決定性的特點, 它建立了一個「外加」的概念, 如沒有抵消減排指標作為外加動力, 規劃的減排就不會發生。The CDM allows net global greenhouse gas emissions to be reduced at a much lower global cost by financing emissions reduction projects in developing countries where costs are lower than in industrialized countries.  CDM通過讓發達國家以較低成本資助發展中國家的減排項目, 使減低全球總溫室氣體排放的成本大幅下降。可是近年增加了對此機制的批評。 However, in recent years, criticism against the mechanism has increased.  The CDM is supervised by the CDM Executive Board (CDM EB) and is under the guidance of the Conference of the Parties (COP/MOP) of the United Nations Framework Convention on Climate Change (UNFCCC).  CDM在聯合國氣候變化框架公約的成員國會議指導下由執行理事會監督。

“Income” means all sales generated by the use and application of the Patentable Technology by the Licensee, its subsidiaries and its sub-licensee and income from all Governmental subsidiaries granted and credit allotted from CDM organization.  「收益」指所有獲許可者, 其子公司及其授權的許可者因使用及應用專利性技術而得的銷售, 及所有政府附屬機構的資助及由清潔發展機制協會分配的貸款。

2. GRANT 授予

2.1
Licensor hereby grants and Licensee hereby accepts a worldwide exclusive license with respect to all Intellectual Property Rights in and to the Patentable Technology.  許可者特此授予, 及獲許可者特此接受關於可申請專利的技術所有知識產權的環球獨家許可。

2.2	Said license of Section 2.1 shall commence on July 1, 2010 and continue until June 30, 2040 for a period of 30 years. 於上述2.1部分提及的許可於2010年7月1日開始生效直至2040年6月30日止, 為期30年。
2.3
Licensee acknowledges that future development, enhancement and discoveries relating to this technology may be useful to Licensee in its business development and/or commercialization process. The Licensor hereby grants the Licensee exclusive right in the use of the Patentable Technology which include all related applications of the Technology and its Enhancement created past, present and in future, owned and continually developed and enhanced, registered or unregistered by the Licensor or its affiliates and subsidiaries (the “Proprietary Rights”) as defined herein and arising there from.  獲許可者承認有關此技術未來的發展, 提昇及發現可能對獲許可者之商業發展及/或商業化過程有幫助。許可者特此授予獲許可者獨家使用該可申請專員的技術, 包括所有於此界定及由此而來, 許可者或其成員及子公司已註冊或未註冊 (「專有權利」), 與此技術相關的應用及其過去, 現在及將來, 所擁有及持續發展和已提昇的優化。

3. REPRESENTATIONS AND WARRANTIES 代表及保證

The Licensor represents and warrants that to the best of his knowledge, he is the sole and exclusive owner of
許可者代表及保證盡其所知, 他是下述項目的唯一擁有者

3.1 the intellectual Property in the Technology 技術中的知識產權
3.2 holds all rights necessary to grant the license granted herein, and 全權擁有授予在此所授予之許可權必需的權限

that the Licensee use of the Technology within the scope of this license will not infringe the right of any third party.
而獲許可者於本許可範圍中使用此技術時不會侵犯任何第三者之權利。

4. REPORTS 報告

Beginning December 31, 2010, during the term of the Agreement, Licensee shall make written reports to Licensor every quarter regarding the progress of Licensee toward commercial use and applications of the Patentable Technology. Such report shall include, as a minimum, information sufficient to enable Licensor to ascertain progress by Licensee toward commercializing the Patentable Technology.
於本協議期間, 自2010年12月31日起, 獲許可者需於每季提交有關可申請專利的技術的商業使用及應用進展的書面報告予許可者。該報告最基本需要包括足夠的資料讓許可者確認獲許可者在商業化可申請專利的技術的進展。

5. ROYALITIES 特許權使用費

5.1 Licensee agrees to pay to Licensor a non-refundable license issue royalty of HK$1,000.00 upon execution this Agreement. 獲許可者同意於履行本協議時支付特許權使用費港幣1,000元予許可者, 此許可權不設退款。

5.2 The Licensee agrees to pay the Licensor, commencing December 31, 2010 and at every quarter thereafter, during the continuance of this agreement, as royalty fee, an amount equal to 6% of income received by the Licensee, its subsidiaries and its sub-licensee, on the use and application of Patentable Technology for the period then covered.

於本協議持續期間, 獲許可者同意自2010年12月31日起及其後每季支付相當於獲許可者, 其子公司及其授權的許可者於該段期間, 因使用及應用可申請專利的技術而得的百分之6的收益作為特許權使用費予許可者。

6. STATEMENT OF SALES 銷售報告

The Licensee, within 15 days after the first day of each quarter, in each year during the continuance of this agreement, agrees to furnish to the Licensor written sales statements, certified by the Licensee and to be audited annually by external profession accountants, specifying the income during the preceding quarter, and accompanied by check in payment of the royalty fee for the period covered. The first statement shall be rendered not later than the December 31, 2010, and shall cover the period from the date of this agreement to December 31, 2010.
於本協議持續期間, 獲許可者同意於每年每季首15天內提供由獲許可者確認的書面銷售報告予許可者, 由外聘的專業會計師年審, 明確說明上一季的收益, 並支付於該段期間的特許權使用費。首份報告應於2010年12月31日前提交, 其中應包括本協議開始至2010年12月31日期間之數據。

7. AUTHORITY TO SUB-LICENSE 下發次許可權之權限

The Licensee may sublicense all or a portion of the rights granted hereunder in Article 2 to a third party provided that:-  獲許可者可於符合下述條件下, 下發所有或部分於第二節被授予之許可權予第三方:-

7.1
The Licensee notifies the Licensor in writing of any proposed sublicense to be issued prior to the sublicense being offered by the Licensee to the sub-licensee, and provides the Licensor with a true and correct copy of a proposed agreement for approval by the Licensor in compliance to terms as set out in 7.2 below.  如有任何次許可權之建議, 獲許可者於下發次許可權前需以書面通知許可者, 並提交一份真確的建議協議予許可者按下述7.2之條款審批。 The Licensor agrees to confirm such approval within four working days after the receipt of such agreement.  Unless the Licensor objects in writing within such four working days period, the Licensee may enter into the proposed sublicense agreement; and  許可者同意於收悉該等協議4個工作天內確認該等審批。除非許可者於4個工作天內以書面反對, 否則獲許可者可開始建議之次許可權協議; 與及

7.2
Any such sublicense shall be made pursuant to a written agreement that is consistent with the terms, conditions and restrictions of the grant of license to the Licensee under this Agreement.
任何該等次許可權需依據書面協議達成, 該等協議需與本協議中授予許可權之條款及限制一致。

8. NOTICE 通告

All notices under this Agreement shall be deemed to have been fully given when done in writing and deposited in the HONG KONG mail, registered or certified, and address as follows:
所有本協議下的通告應全部以書面簽訂並以香港掛號郵寄至下列地址:

To Licensor: 致許可者:
ATTN: Mr. CHANG, Cho-Po (CHANG, Cho-Po先生收啟)
Address: Apartment NO.6, Lane NO. 13, Wu Ding Li, Chao Zhou Town, Ping Dong County, TAIWAN 地址: 台灣屏東縣潮州鎮, 武丁里13巷6號

To Licensee: 致獲許可者:
ATTN: Ms. TSAI, Hsui Ping (TSAI, Hsui Ping 小姐收啟)
Address: Suite A2, 9th Floor, Wing Tak Mansion, 17 Sharp Street West, Hong Kong 地址: 香港霎西街17號永德大廈9樓A2室

Either party may change its address upon written notice to the other party.
任何一方如需更改地址可以書面通知另一方。

9. ENTIRE AGREEMENT 完整協議

This Agreement contains the entire understanding and agreement between parties hereto with respect to its subject matter and supersedes any prior or contemporaneous written or oral agreements, representations or warranties between them respecting the subject matter hereof.
本協議包含協定雙方對於協議事項的完整理解及協議, 並取代雙方之間於之前或同期有關協議事項的所有書面或口頭協議, 代表或保證。

10. AMENTMENT 修訂

This Agreement may be amended only by a writing signed by both parties.
本協議如有修改必須雙方書面簽訂。

11. SEVERABILITY 權益

If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other person, places and circumstances shall remain in full force and effect.
本協議的任何約定, 條款, 協定或條件, 或其應用於任何人士, 地方或環境, 被所管轄的法院定為無效, 不能執行或作廢者, 本協議其餘應用於其他人士, 地方或環境之約定, 條款, 協定或條件, 應繼續全面生效。

12. GOVERNING LAW管治法

This Agreement shall be construed in accordance with, and all actions arising hereunder shall be governed by, the laws of Hong Kong.
本協議及其所有因此衍生的行為應符合香港法律之管治。

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
現於見證人之見證下, 雙方現簽訂此協議書並按前文所訂之日期正式生效。

LICENSOR 許可者	LICENSEE 獲許可者

/S/ CHANG Cho Po	/S/ TSAI Hsui Ping
Mr. CHANG, Cho-Po	Ms. TSAI, Hsui Ping

WITNESS 見證人	WITNESS見證人

/S/ Chiu Wai Choi, Stable	/S/ 李慧
Chiu Wai Choi, Stable	李慧, Secretary
Print Name and Title 正楷姓名及職銜	Print Name and Title 正楷姓名及職銜

EXHIBIT A 陳述 A

臺灣植物快速繁植法
(Taiwan Fast Plant Propagation Technology)

臺灣植物快速繁植法是一項屬於高科技的全新植物繁殖、栽培方法，其主要是針對植物苗種的培育，克隆和快速成長有顯著的成效以外， 對於耕地使用有著突破性的成果。植物快速繁植法的重點技術可以分開三個方面；

1.	自主研發有機肥料 (In-house developed and formulated organic fertilizer) 有機生物物質，可使植物快速生根，縮短植物傳統生長期達50%或以上。

2.	無水無土種植法 (Aeroponics Cultivation Systems) 全新的植物種植法， 利用自主發明的低压濕空气自動霧化設備Aeroponic equipment (可申請專利），可以適應和避免惡劣天氣和汚染的土壤對植物生長的影響，保證收成绿色的農產品。

3.	耕地立體種植法 (Stereoscopic Cultivation Method) 對耕地進行搭棚，立體化操作，可以有效增加每畝耕地4到5倍的收成、解决城市耕地缺乏的環境。

APPENDIX  B

ADDENDUM

TO

TAIWAN FAST PLANT PROPAGATION TECHNOLOGY
EXCLUSIVE LICENSE AGREEMENT (the “Agreement”)

Between

Mr. CHANG, Cho-Po & Ms. TSAI, Hsui Ping

This is an addendum (the “Addendum”) to the TAIWAN FAST PLANT PROPAGATION TECHNOLOGY EXCLUSIVE LICENSE AGREEMENT, dated July 1, 2010.

Pursuant to section 10 of the agreement, the parties hereby agree to amend and revise the Agreement as follows:

(a)	the entire content of EXHIBIT A to be deleted and replaced by following paragraphs

臺灣植物快速繁植法
(Taiwan Fast Plant Propagation Technology)

臺灣植物快速繁植法是一項屬於高科技的全新植物繁殖、栽培方法，其主要是針對植物苗種的培育，克隆和快速成長有顯著的成效以外， 對於耕地使用有著突破性的成果。植物快速繁植法的重點技術可以分開三個方面；

1.	自主研發有機肥料 (In-house developed and formulated organic fertilizer) 有機生物物質，可使植物快速生根，縮短植物傳統生長期達50%或以上。

2.	無水無土種植法 (Aeroponics Cultivation Systems) 全新的植物種植法， 利用自主發明的低压濕空气自動霧化設備Aeroponic equipment (可申請專利），可以適應和避免惡劣天氣和汚染的土壤對植物生長的影響，保證收成绿色的農產品。

3.	耕地立體種植法 (Stereoscopic Cultivation Method) 對耕地進行搭棚，立體化操作，可以有效增加每畝耕地4到5倍的收成、解决城市耕地缺乏的環境。

Definition of Aeroponics Cultivation Systems

Aeroponics is the process of growing plants in an air or mist environment "無水" without the use of soil or an aggregate medium (known as geoponics) "無土". The word "aeroponic" is derived from the Greek meanings of "aero" (air) and "ponos" (labour). Aeroponic culture differs from both conventional hydroponics and in-vitro (plant tissue culture) growing. Unlike hydroponics, which uses water as growing medium and essential minerals to sustain plant growth, aeroponics is conducted without a growing medium. Because water is used in aeroponics to transmit nutrients, it is sometimes considered a type of hydroponics.

The basic principle of aeroponic growing is to grow plants suspended in a closed or semi-closed environment by spraying the plant's dangling roots and lower stem with an atomized, nutrient-rich water solution. The leaves and crown, often called the "canopy", extend above. The roots of the plant are separated by the plant support structure. Many times closed cell foam is compressed around the lower stem and inserted into an opening in the aeroponic chamber, which decreases labor and expense; for larger plants, trellising is used to suspend the weight of vegetation and fruit. The main ecological advantages of aeroponics are the conservation of water and energy.

Air cultures optimize access to air for successful plant growth. Materials and devices which hold and support the aeroponic grown plants must be devoid of disease or pathogens. A distinction of a true aeroponic culture and apparatus is that it provides plant support features that are monomial. Monomial contact between a plant and support structure allows for 100% of the plant to be entirely in air. Long-term aeroponic cultivation requires the root systems to be free of constraints surrounding the stem and root systems. Physical contact is minimized so that it does not hinder natural growth and root expansion or access to pure water, air exchange and disease-free conditions.

Oxygen in the rhizosphere (root zone) is necessary for healthy plant growth. As aeroponics is conducted in air combined with micro-droplets of water, almost any plant can grow to maturity in air with a plentiful supply of oxygen, water and nutrients. When compared to hydroponics, Aeroponic system has increased aeration of nutrient solution, which delivers more oxygen to plant roots, stimulating growth and helping to prevent pathogen formation.
Plants in a true aeroponic apparatus have 100% access to the CO2 concentrations ranging from 450 ppm to 780 ppm for photosynthesis. At one mile (1.6 km) above sea level the CO2 concentration in the air is 450 ppm during daylight. At night, the CO2 level will rise to 780 ppm. Lower elevations will have higher levels. In any case, the air culture apparatus offers ability for plants to have full access to all the available CO2 in the air for photosynthesis. Growing under lights during the evening allows aeroponics to benefit from the natural occurrence.

Aeroponics can limit disease transmission since plant-to-plant contact is reduced and each spray pulse can be sterile. In the case of soil, aggregate, or other media, disease can spread throughout the growth media, infecting many plants. In most greenhouses these solid media require sterilization after each crop and, in many cases, they are simply discarded and replaced with fresh, sterile media. A distinct advantage of aeroponic technology is that if a particular plant does become diseased, it can be quickly removed from the plant support structure without disrupting or infecting the other plants.

Due to the disease-free environment that is unique to aeroponics, many plants can grow at higher density (plants per sq meter) when compared to more traditional forms of cultivation (hydroponics, soil and Nutrient Film Technique). Commercial aeroponic systems incorporate hardware features that accommodate the crops expanding root systems.

Aeroponic equipment involves the use of sprayers, misters, foggers, or other devices to create a fine mist of solution to deliver nutrients to plant roots. Aeroponic systems are normally closed-looped systems providing macro and micro-environments suitable to sustain a reliable, constant air culture. The key to root development in an aeroponic environment is the size of the water droplet. In commercial applications, a hydro-atomizing spray is employed to cover large areas of roots utilizing air pressure misting. A variation of the mist technique employs the use of ultrasonic nebulizers or foggers to mist nutrient solutions in low-pressure aeroponic devices. Water droplet size is crucial for sustaining aeroponic growth. Too large a water droplet means less oxygen is available to the root system. Too fine a water droplet, such as those generated by the ultrasonic mister, produce excessive root hair without developing a lateral root system for sustained growth in an aeroponic system. High-pressure aeroponic techniques, where the mist is generated by high-pressure pump(s), are typically used in the cultivation of high value crops and plant specimens that can offset the high setup costs associated with this method of horticulture. High-pressure aeroponics systems include technologies for air and water purification, nutrient sterilization, low-mass polymers and pressurized nutrient delivery systems. Commercial aeroponic systems comprise high-pressure device hardware and biological systems. The biological systems matrix includes enhancements for extended plant life and crop maturation. Biological subsystems and hardware components include effluent controls systems, disease prevention, pathogen resistance features, precision timing and nutrient solution pressurization, heating and cooling sensors, thermal control of solutions, efficient photon-flux light arrays, spectrum filtration spanning, fail-safe sensors and protection, reduced maintenance & labor saving features, and ergonomics and long-term reliability features. Advanced commercial systems include data gathering, monitoring, analytical feedback and Internet connections to various subsystems.

TFPPT has developed copyrightable and patentable technologically improved aeroponic equipment to facilitate aeroponic spraying and misting. Aeroponics has contributed to advances in root morphology, nutrient uptake, drought and flood stress. This high performance of Aeroponics Systems together with formulated organic fertilizer from TFPPT will rapidly grow plants and crops ecologically by using less water, nutrients, energy and labor while significantly shortening the cultivating cycle.

To the extent this Addendum shall be deemed to be inconsistent with any information in the Agreement or any exhibits or attachments thereto, the information of this Addendum shall govern.

AS WITNESS whereof the parties hereto have caused this Addendum to be duly executed on September 20, 2010

LICENSOR	LICENSEE

/S/ CHANG Cho Po	/S/ TSAI Hsui Ping
Mr. CHANG, Cho-Po	Ms. TSAI, Hsui Ping

WITNESS	WITNESS

/S/ Chiu Wai Choi, Stable	/S/ 李慧

Chiu Wai Choi, Stable	李慧, Secretary
Print Name and Title	Print Name and Title

        APPENDIX      C
ASSIGNMENT

This assignment is made and effective July 20, 2010.

BETWEEN:
Ms. TSAI, Hsui Ping (the “Assignor”), an individual (Hong Kong Permanent Identity Card number: A340436(9)), with her main address located at Suite A2, 9th Floor, Wing Tak Mansion, 17 Sharp Street West, Hong Kong

AND:
Team Profit Asia Limited (the “Assignee”), a private company incorporated under the laws of Hong Kong having its principal office at Unit C, 20/F., Nathan Comm. Bldg., 430-436 Nathan Rd., Yaumati, Kowloon, Hong Kong.

PREAMBLE

WHEREAS the Assignor has entered into an Exclusive License Agreement (the “Agreement”) dated July 1, 2010 with Mr. CHANG, Cho-Po, a certified true copy of such is hereby attached as APPENDIX A to this Assignment, and acquired an exclusive right and license to manufacture, sell and use apparatus embodying, employing and containing the 臺灣植物快速繁植法 Patentable Technology and for commercialization of this technology globally.

WITNESSETH, with the above preamble forming an integral part this Assignment, that for valuable consideration in hand (Forty Three Thousand Eight Hundred Hong Kong Dollar) paid by the Assignee to the Assignor, receipt of which is hereby acknowledged, the Assignor hereby assigns and transfers to the Assignee all of her right, title and interest in and to all 臺灣植物快速繁植法 Patentable Technology as set forth in EXHIBIT A of the Agreement.

The undersigned fully warrants that it has full rights and authority to enter into this assignment and that the rights and benefits assigned hereunder are free and clear for any lien, encumbrance, adverse claim or interest by any third party.

This assignment shall be binding upon and inure to the benefit of the partiers, and their successors and assigns.

IN WITNESS WHEREOF, the Assignor has executed this Assignment on the day and year first above written.

Signed, sealed and delivered in presence of:

ASSIGNOR	ASSIGNEE
/S/ Ms. TSAI Hsui Ping	Team Profit Asia Limited /S/ Ho Lai Lai Anita
Ms. TSAI, Hsui Ping	HO Lai Lai Anita, Director

WITNESS 見證人	WITNESS 見證人
/S/ 郑秋香	/S/ Chiu Wai Choi
郑秋香	Chiu Wai Choi
Print Name and Title 正楷姓名及職銜	Print Name and Title 正楷姓名及職銜